Exhibit 10.19

FORT SCHUYLER MANAGEMENT CORPORATION

as Landlord

And

KINEX PHARMACEUTICALS, INC.

as Tenant

SUBLEASE AGREEMENT

Dated as of July 21, 2015

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT, is made and entered into on July 21, 2015, by and between FORT SCHUYLER MANAGEMENT CORPORATION, a New York not-for-profit corporation having a mailing address at 259 Fuller Road, Albany, New York 12203, (the “Landlord”) and Kinex Pharmaceuticals, Inc. a corporation duly organized under the laws of Delaware, and having its principal place of business at 701 Ellicott Street, Buffalo, NY 14203, (the “Tenant”).

RECITALS:

A. Conventus Partners, LLC (“Prime Landlord’) is ground lessee of the real property commonly known as 1001 Main Street, Buffalo, New York (the “Property”) which Property is described on Exhibit A attached hereto and made a part hereof.

B. Landlord, as tenant, leases certain space, including the Leased Premises (as defined below in Section 1), under that certain Lease Agreement, as amended, with Prime Landlord, dated as of December 4, 2014 (“Prime Lease”).

C. In accordance with that certain Agreement for Medical Technology Research, Development, Innovation, and Commercialization Alliance, effective as of May 1, 2015, between Landlord and Tenant (“Alliance Agreement”), Landlord desires to sublease to Tenant and Tenant desires to sublease from Landlord the Leased Premises on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations and agreements contained in this Sublease Agreement, the parties agree as follows:

1. Leased Premises. Landlord hereby leases to Tenant and Tenant agrees to lease from Landlord approximately Fifty-One Thousand (51,000) rentable square feet (the “Leased Premises”), including 14,000 square feet for a formulation testing lab and pilot plan, 2,000 square feet for a chemistry lab for a biological and analytical testing lab, 24,000 square feet for office and training space, 3,000 square feet for mechanicals, and related infrastructure, located on the sixth (6th) floor of the building (“Building”) located on the Property, upon the terms and conditions set forth in this Sublease Agreement, which Leased Premises are depicted with more particularity on Exhibit B attached hereto.

The net rentable area shall include a common area factor which shall be included in the calculation of Base Rent (hereinafter defined), and Additional Rent (hereinafter defined) for the Leased Premises.

In determining the number of rentable or useable square feet, all measurements shall be performed pursuant to the standards and methods of measurement set forth by the Building Owners and Managers Association International (BOMA) Office Buildings: Standard Methods of Measurement and Calculating Rentable Area (2010) (“BOMA 2010”). If the amount of rentable square feet of the Leased Premises is adjusted by Landlord and Prime Landlord under the Prime Lease, then Landlord and Tenant shall amend this Sublease Agreement in accordance with the adjustment under the Prime Lease.

2. Landlord’s Work. Consistent with Sections 5.1(e)-(f) and Exhibit C of the Alliance Agreement, Landlord’s obligation with respect to the Leased Premises shall be as set forth on Exhibit C, attached hereto and incorporated herein. Landlord will use its best efforts to have the office space included within the Leased Premises substantially completed no later than October 1, 2015 and the lab/technical space included within the Leased Premises substantially completed no later than March 31, 2016. In accordance with Section 5.1(g) of the Alliance Agreement, under no circumstances will Landlord’s costs for the Premises and the Laboratory Equipment identified in Exhibit C exceed $25 million in the aggregate.

3. Term. The term of this Sublease Agreement shall be for ten (10) Lease Years (the “Term”), commencing on August 1, 2015 (“Commencement Date”) and ending on the last day of the tenth (10th) Lease Year unless sooner terminated as permitted in this Lease. Tenant shall begin to pay Landlord Base Rent and Additional Rent for the Leased Premises on August 1, 2015 (the “Rent Commencement Date”). If fit-up for the Leased Premises is not completed by August 1, 2015, then Tenant will be allowed to begin moving into the Leased Premises while fit-up is being finalized. The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months (except for the first Lease Year, which may be longer). The first Lease Year shall commence on the Commencement Date. The first Lease Year shall expire at midnight on the last day of the twelfth (12th) full month following Rent Commencement Date. Succeeding Lease Years shall each commence on the first (1st) day following the end of the preceding Lease Year. Tenant shall have the option to extend the Term of the Sublease Agreement for an additional ten (10) year period. This option to extend the Term may be exercised by Tenant by providing written notice to Landlord at least forty-eight months prior to the end of the Term. If Tenant does not timely exercise its option to extend the Term of this Sublease Agreement, or if an event of default has occurred and remains uncured by Tenant, then such option is null and void and be of no further force or effect. In no event shall the Term of this Sublease Agreement extend beyond the term of the Prime Lease.

4. Use.

Tenant shall occupy, use and operate the Leased Premises solely for uses permitted under the terms of the Ground Lease (as hereinafter defined), and no other purposes (collectively the “Permitted Uses”). Tenant shall not use or allow the Leased Premises or any part thereof to be used or occupied for an unlawful purpose or in violation of any certificate of occupancy or completion affecting the Leased Premises or in any manner which may constitute a nuisance, public or private, or make void or voidable any insurance then in force with respect thereto.

Tenant shall at its own cost and expense promptly observe and comply with all laws, ordinances, requirements, orders, directives, rules and regulations of the federal, state, county, or municipal governments and of all governmental authorities (collectively, “Laws”) affecting its occupancy of and conduct of its business at the Leased Premises, whether the same are in force at the commencement of the term of this Sublease Agreement or may be in the future passed, enacted or directed.

5. Rent.

Tenant covenants and agrees to pay to Landlord base rent (“Base Rent”) as follows:

Lease Years	Base Rent Per Rentable Square Foot Per Lease Year

1-3	$8.15
4-10	$25.30

If Tenant’s option to extend the term is exercised Tenant covenants and agrees to pay to Landlord base rent (“Base Rent”) as follows:

11-15	$27.32
16-20	$29.35

One-twelfth of annual Base Rent and Additional Rent shall be paid in advance by Tenant to Landlord without notice on the first day of each month without offset or deduction to Landlord, in its name, at 257 Fuller Road, Albany, New York 12203, or to such other address or payee as Landlord may designate in writing. In the event that the Commencement Date is other than on the first of the month, then Base Rent and Additional Rent for the balance of the month shall be pro-rated accordingly and paid on or prior to the Commencement Date and the full term of the Lease shall commence on the first day of the following month.

Tenant shall be required to pay any applicable taxes levied against rental payments made hereunder including, but not limited to, any sales, use or similar tax imposed on rent, if any.

Tenant agrees to pay all rents and other charges under the terms of this Lease when they are due and payable. Any Base Rent or Additional Rent or other sums due and payable pursuant to this Lease remaining unpaid five (5) days after due date or any other charges remaining unpaid ten (10) days after receipt of invoice shall accrue interest at the Interest Rate as defined in Section 12 below from such tenth (10th) day, until paid.

6. Tenant’s Pro Rata Share of Operating Costs.

(a) Beginning effective as of the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent its pro rata share of (i) all state and local real estate taxes and assessments (including any sewer charges included in the tax bill), and payments in lieu thereof, and all other charges and assessments imposed upon the Property, (ii) premiums for fire, casualty, rent, liability and other insurance maintained by Landlord, including, without limitation, coverage for such perils as may be reasonably required by Landlord’s lender as may exist from time to time (“Mortgagee”) or as is desired by Landlord and is, in Landlord’s opinion, prudent for the Building and Property and (iii) the costs of all services performed by Landlord, including, without limitation, those set forth in Exhibit D [(i), (ii) and (iii) collectively being “Operating Costs”]. Operating Costs shall include a management fee of not more than five percent (5%). If Landlord or Tenant secures a reduction or exemption from real property taxes related solely to the Leased Premises, Tenant will be solely entitled to such reduction or abatement. Any other reduction or abatement shall be allocated among all tenants of the Building proportionately in accordance with their respective rentable square footage.

(b) Beginning effective as of the Commencement Date and thereafter prior to December 15th of each calendar year Landlord shall deliver to Tenant Landlord’s reasonable estimate of the aggregate amount which will be incurred by Landlord for the Operating Costs during the forthcoming calendar year or, in the first or last year of the term, the applicable part thereof. Tenant shall pay as Additional Rent by the first day of each month of a full or partial calendar year during the term of this Sublease Agreement, that fraction of Tenant’s pro rata share for such full or partial calendar year, the numerator of which shall be one (1) and the denominator of which shall be twelve or the number of months in the term occurring in such year. As soon as reasonably possible after the completion of each year, but in no event later than April 1st, or, in the final year of the term, as soon as reasonably possible after completion of the term, Landlord shall deliver to Tenant a statement of the actual Operating Costs incurred during such year or applicable part thereof and Tenant shall remit to Landlord within thirty (30) days thereafter the amount, if any, by which Tenant’s pro rata share thereof exceeds the aggregate amount paid by Tenant toward the Operating Costs during such year or applicable part thereof. In the event that the aggregate amount paid by Tenant exceeds its actual pro rata share, Landlord shall credit such excess against Tenant’s estimated payments toward its pro rata share of the Operating Costs for the next year or, except that if in the final Lease Year, the amount paid by Tenant as estimated Operating Costs for such final Lease Year exceeds the actual Operating Costs for such Lease Year, Landlord shall remit such excess to Tenant no later than thirty (30) days after expiration of the final Lease Year.

(c) For purposes of this Section 6, Tenant’s pro rata share of each component of Operating Costs shall be that fraction, the numerator of which is the number of rentable square feet leased by Tenant and the denominator of which is the number of rentable square feet of space in the Building or (if any service is not applicable to all tenants), in that portion of the Building to which such component is applicable. Not less than thirty (30) days prior to the Commencement Date, Landlord shall provide Tenant with written confirmation as to the rentable square footage.

The obligations of the parties relating to Tenant’s payment of its pro rata share of the Operating Costs for the year in which this Sublease Agreement expires shall survive the expiration of this Sublease Agreement.

7. Landlord’s Services. Provided that Tenant is not in default of any of the terms, conditions or provisions contained in this Sublease Agreement, Prime Landlord shall, during the Term of this Sublease Agreement, and subject to Tenant’s obligation to pay its pro rata share thereof in accordance with Section 6, provide those services listed in Exhibit D attached hereto and made a part hereof. Unless otherwise specified, such services shall be provided from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and from 9:00 a.m. to 1:00 p.m. on Saturdays, holidays excluded (“Normal Business Hours”). Prime Landlord shall generally provide janitorial services after Normal Business Hours. Landlord shall not be required to provide or perform any services except as specifically set forth herein and in Exhibit D.

8. Utilities. Tenant shall be responsible for obtaining and shall pay for all gas, water, telephone service, information technology services, sewer (to the extent not included in the tax bill as sewer rent), electricity and other utility services used in or to be supplied for the Leased

Premises, including any deposits for meters and/or service. Prime Landlord will install a “check” or “sub” meter at Prime Landlord’s expense to measure Tenant’s water and/or other utility usage within the Leased Premises. Tenant shall pay for water and/or other utility usage as Additional Rent within thirty (30) days after receipt of an invoice from Landlord. Electricity usage by Tenant shall be pursuant to the terms and conditions set forth in the Electricity Rider attached hereto as Exhibit E.

9. Maintenance and Repairs.

(a) Tenant shall, at its sole expense, be responsible for maintaining the Leased Premises in a good, orderly and safe condition and shall notify Landlord of all repairs required to be made thereto.

(b) Prime Landlord or Landlord shall, at Tenant’s sole expense: (i) make all repairs required to the Leased Premises, including, without limitation, repairs to those components of the heating, ventilating and air-conditioning (“HVAC”), plumbing, water, electrical, and sprinkler (if any) systems which are located within the Leased Premises or serve the Leased Premises exclusively; and (ii) repair any damage to the Property, the Leased Premises, the Building or any appurtenances thereto caused by the misuse or negligence of Tenant, its employees or invitees. The cost of any services provided by Landlord or Prime Landlord at Tenant’s expense shall be payable by Tenant as Additional Rent within 30 days after receipt of a statement for same.

(c) Prime Landlord shall, at Prime Landlord’s sole expense, provide structural repairs to the foundation roof, loadbearing walls, exterior walls, loadbearing columns of the Building and the common areas of the Property as needed in its reasonable judgment, unless caused by the misuse or negligence of Tenant, its employees or invitees.

(d) Subject to Tenant’s obligation to pay its pro rata share of Operating Costs, Prime Landlord shall provide the maintenance and repairs listed on Exhibit D.

(e) Tenant shall not be entitled to any partial or total abatement of Base Rent for periods during which repairs are required to be made pursuant to Section 9, whether such repairs are the responsibility of Landlord or Tenant.

10. Access to the Leased Premises. Tenant agrees that Landlord or Prime Landlord and their agents shall have the right to enter the Leased Premises: (a) during normal business hours upon giving Tenant least 24 hours advance notice to inspect, show to existing or prospective mortgagees, purchasers or, during the last nine (9) months of the Term hereof, tenants; (b) in the event of a bona fide emergency at any time and without notice; and (c) at such times as may be necessary or desirable to provide repairs or janitorial services, if applicable.

11. Quiet Enjoyment. Landlord covenants that so long as Tenant is not in default hereunder, it shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term of this Sublease Agreement and any renewal or extension hereof, subject to the provisions hereof, and any easements, restrictions or agreements to which the Leased Premises are now or shall hereafter be subject.

12. Alterations. Except for normal office decorations which do not damage the Leased Premises (whether upon their installation, removal or otherwise), Tenant shall make no alterations, additions or improvements (collectively, “Alterations”) in or to the Leased Premises without Landlord’s prior written consent. Landlord shall not unreasonably condition, withhold or delay its consent to any Alteration subject to Prime Landlord and/or Mortgagee approval (if such consent is required). In the event that Landlord consents to any Alterations they shall be made at Tenant’s sole expense, and Tenant shall, before making any such Alterations, obtain all permits, approvals and certificates required by any governmental body or agency, and certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord. Tenant agrees to carry, or to cause its contractor and subcontractors to carry, such workers’ compensation, general liability, personal and property damage insurance as Landlord may require. Tenant shall compensate Landlord for Landlord’s reasonable out-of-pocket expenses in reviewing any plans and/or specifications for any proposed Alteration, whether or not Landlord consents to the making of same. Any amounts due from Tenant and not paid within thirty (30) days of when invoiced shall incur interest at a rate that is the greater of five percent (5%) above the then prime interest rate or twelve percent (12%) per annum (the “Interest Rate”).

Notwithstanding anything to the contrary in this Sublease Agreement, Tenant agrees to defend, indemnify and hold Landlord harmless from and against all losses, expenses, costs (including reasonable attorneys’ fees), claims, fines, penalties, suits, causes of action and damages, including, without limitation, personal injury or death, arising from or connected with any Alterations or other work done by Tenant or any contractor or subcontractor retained by or on behalf of Tenant, regardless of whether such Alteration or other work was performed with Landlord’s consent, except to the extent caused by the gross negligence or willful misconduct of Landlord.

Tenant has no authority or power to cause or permit any lien or encumbrance, created by act or omission of Tenant to be attached to or be placed upon the Property, and any and all liens and encumbrances created by Tenant shall be attached only to its interest in the Leased Premises. Any lien or claim of lien filed against the Leased Premises for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant shall, within thirty (30) days thereafter, be discharged by Tenant, or, at the discretion of Tenant, be bonded pursuant to the New York Lien Law, at Tenant’s expense. If Tenant fails to discharge (or, if permitted, bond) any such liens, then Landlord may, at its option, bond or discharge such lien, and the costs incurred by it in such discharge or bonding shall be due from Tenant on demand and shall bear interest at the Interest Rate.

13. Liability. Tenant shall defend, indemnify and hold harmless Landlord, Prime Landlord, each Mortgagee, the State University of New York Polytechnic Institute, The Research Foundation for the State University of New York (collectively the “Landlord Parties”) and their respective members, agents and employees (collectively, together with the Landlord Parties, the “Indemnified Parties”) from and against all causes of action, claims, damages, losses and expenses, including reasonable attorneys’ fees, resulting from or arising out of bodily injury or death, or damage to or destruction of property, in connection with Tenant’s use or occupancy of the Leased Premises, whether the same be asserted by third parties, Tenant or Tenant’s agents, contractors, employees, invitees or licensees, except, as to Landlord Parties, to the extent caused by Landlord Parties or Landlord Parties’ agents, contractors, employees, invitees or licensees negligence or intentional misconduct and except, as to a Mortgagee, to the extent caused by the gross negligence or intentional misconduct of such Mortgagee or its agents, contractors, employees, invitees or licensees.

Moreover, Landlord Parties shall not be liable for any damage or injury to any improvements to the Leased Premises made by Tenant, to any property in the Leased Premises, or to Tenant, its agents, contractors, employees, invitees or licensees, arising from any use or condition of the Leased Premises including, without limitation, any injury or damage to persons or property resulting from fire, explosion, collapse, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Leased Premises or from the pipes, sprinklers, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause whatsoever, except, as to Landlord or Prime Landlord, to the extent caused by Landlord or Prime Landlord or their agents, contractors, employees, invitees or licensees negligence or intentional misconduct.

In no event shall Landlord Parties be responsible for consequential or indirect damages.

14. Insurance.

(a) Tenant shall, at its expense, at all times during the Term of this Sublease Agreement maintain in force a policy or policies with insurance carriers acceptable to Mortgagee of (i) commercial general liability insurance, including contractual liability for Tenant’s obligations of indemnity hereunder and liability for both bodily injury and property damage, against claims for loss of life, bodily injury and property damage occurring in, on or about the Leased Premises or with respect to the operations of Tenant in the Leased Premises, in which the limit of public liability coverage shall be not less than Five Million Dollars ($5,000,000) for combined single limit bodily injury, death, and property damage liability (the “CGL Policy”), (ii) fire, casualty and extended risk insurance covering Tenant’s property and inventory used or stored at the Leased Premises and (iii) worker’s compensation and employer’s liability coverage providing statutorily required benefits. The CGL Policy shall be written on ISO Occurrence form CG 00 01 10/01 or a substitute form providing equivalent coverage and shall cover liability arising from premises and operations, independent contractors, [products-completed operations and personal and advertising injury] and liability assumed under an insured contract (including tort liability of another assumed in a business contract). If the CGL Policy contains a General Aggregate limit, such General Aggregate limit shall apply separately to each location. Landlord Parties shall be included as additional insureds, using ISO Additional Insured Endorsement CG 20 10 11/85 or both CG 20 10 10/01 and CG 20 37 10/01 or equivalent coverage to the additional insured. Coverage for Landlord and each other additional insured shall be as broad as the coverage for Tenant and shall apply as primary insurance on a non-contributory basis before any other insurance or self-insurance, including any deductible, maintained by or provided to Landlord or such other additional insured. Each such policy of insurance shall be written by one or more insurance companies licensed to do business in the State of New York with an AM Best rating of A-VIII or better, shall name Landlord Parties as additional insureds and as the certificate holders thereof, with express waivers of subrogation against Landlord Parties, and shall provide that if the insurers cancel such insurance for any reason whatsoever, or the same is allowed to lapse or expire, or there be any reduction in amount, or any material change is made in the coverage, such cancellation lapse, expiration, reduction or change shall not be effective as to Landlord Parties until thirty (30) days after receipt by Landlord Parties, as the case may be, of written notice thereof. A copy of each policy and endorsement shall be delivered to Landlord Parties on or before the commencement of the Term of this Sublease Agreement, and copies of all policies and endorsements with respect to all renewals, extensions or replacements thereof shall thereafter be furnished to Landlord Parties at least thirty (30) days prior to the expiration or cancellation of any policies and endorsements which they replace. Tenant shall promptly (and in any event at least five (5) business days prior to the date on which notice is required to be given to the insurer under such policies) notify both Landlord and the insurer in writing of any occurrence which might give rise to a claim under any of the policies required to be maintained by Tenant under this Sublease Agreement. Tenant further agrees to comply in timely fashion with all of the obligations of the insured under each such policy and shall defend, indemnify and hold Landlord Parties harmless from any liability, loss, cost and/or expense suffered or incurred by Landlord Parties as a result of Tenant’s failure to comply with the provisions of this Section 14(a).

(b) Subject to Tenant’s obligation to pay a portion of the cost thereof as a component of the Operating Costs, Prime Landlord will carry the insurance described in item 5 of Exhibit D.

(c) Tenant shall also give Landlord written notice thereof as soon as reasonably practical after it becomes aware of any occurrence or incident which might give rise to a claim against Landlord, including, without limitation, any incident or occurrence within the Leased Premises, the common areas of the Building, the parking lot or elsewhere on the Property.

15. Fire or Other Casualty. In the event that the Leased Premises shall be rendered untenantable by fire or other casualty, Landlord shall be entitled to the proceeds of all applicable insurance maintained by Landlord, and shall, at its option, either (a) terminate this Sublease Agreement by giving Tenant written notice thereof within forty-five (45) days from the later to occur of (i) the date of said damage or destruction or (ii) notification from a Mortgagee that it shall not permit the entire insurance proceeds required for restoration of the Building to be used for such purpose (the “Notice Date”), or (b) repair or replace the Leased Premises to substantially the same condition as prior to the damage or destruction (exclusive of Alterations made by Tenant). If Landlord fails to commence to repair the damage or destruction to the Property within seventy-five (75) days following the date of such damage or destruction, or if the Leased Premises shall not have been substantially replaced or repaired as expeditiously as possible, but in no event more than three hundred sixty five (365) days after the date Landlord commences the repair of such damage or destruction, Tenant may at its option, terminate this Sublease Agreement by giving written notice to Landlord within fifteen (15) days after Landlord’s failure to commence or substantially complete said repairs within the applicable time period. The Base Rent and Additional Rent herein required to be paid shall abate during the period of such untenantability, to the extent that such abatement is covered by Prime Landlord’s rent insurance (or, if Prime Landlord has failed to obtain rent insurance in accordance with item 5 of Exhibit D, to the extent that the abatement would have been covered had Prime Landlord obtained such insurance). Whether or not all or any part of the Leased Premises has been rendered untenantable thereby, Landlord shall also have the option to terminate this Sublease Agreement if such a substantial portion of the Building is damaged by fire or other casualty that Landlord decides not to rebuild. Landlord may exercise its option by giving Tenant written notice thereof on or before the Notice Date.

If the Leased Premises shall be damaged in part by fire or other casualty, but still remain partially tenantable, Landlord shall repair the Leased Premises to substantially the same condition as prior to the damage (exclusive of Alterations made by Tenant). Landlord shall commence repair of the damage or destruction within sixty (60) days from the date of occurrence and complete them with reasonable diligence. During the period of such repairs and restorations, this Sublease Agreement shall continue in full force and effect, and Tenant shall be required to pay the Base Rent and Additional Rent herein reserved, abated by the percentage of area the Leased Premises destroyed as compared to the total area of the Leased Premises, to the extent that such abatement is covered by Prime Landlord’s rent insurance (or, if Prime Landlord has failed to obtain rent insurance in accordance with item 5 of Exhibit D, to the extent that the abatement would have been covered had Prime Landlord obtained such insurance).

16. Eminent Domain. In the event that all or any portion of the Building shall be taken by any governmental authority under the exercise of its right of eminent domain or similar right (or by act in lieu thereof), all right, title and interest in and to any award granted (or sums paid in lieu thereof) shall belong entirely to Landlord, and Tenant hereby assigns to Landlord all of its interest, title or claim, if any, in and to such award (or sums paid in lieu thereof), including, but not limited to, any part of such award attributable to Tenant’s leasehold interest, if any. Nothing contained herein shall preclude Tenant from seeking a separate award from the condemning authority for its relocation expenses and loss of any trade fixtures. In the event of a partial permanent taking, Base Rent and Additional Rent shall be reduced as of the date of such taking by an amount which shall equitably reflect the portion of the Leased Premises taken. If the taking is permanent and of such a substantial nature that (a) it includes more than 25% of the Leased Premises and (b) Tenant cannot conduct its operations in the Leased Premises, Tenant shall have the option, to be exercised by notice in writing to Landlord within thirty (30) days after such taking, of terminating this Sublease Agreement, or, if such taking be total, this Sublease Agreement shall terminate upon the taking. In the event that this Sublease Agreement is terminated pursuant to this Section 16, Tenant shall not have any claim against Landlord for the balance of the unexpired Term of this Sublease Agreement.

17. Subordination; Non-Disturbance. This Sublease Agreement is subject and subordinate to each Mortgage which now encumber or shall hereafter encumber the Property. On the Commencement Date, Prime Landlord shall furnish Tenant with an executed, nondisturbance agreement in the form attached hereto as Exhibit F from the holder of each mortgage encumbering the Building as of such date.

18. Estoppel Certificate. Tenant shall, once annually, upon not less than twenty (20) days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate in such form as Landlord may reasonably require, certifying that this Sublease Agreement is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), the dates to which the Base Rent and Additional Rent have been paid, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and such other matters as may be required by any Mortgagee or purchaser of the Property, it being intended that any such statement delivered pursuant to this Section 18 may be relied upon by a prospective purchaser of Landlord’s interest or by a Mortgagee, prospective Mortgagee or any assignee or prospective assignee of any Mortgage.

19. Default.

(a) Any one or more of the following events shall constitute an “Event of Default” hereunder:

(i) If any representation or warranty made by Tenant herein or in connection with any Mortgage shall prove to be false, misleading or incorrect in any material respect as of the date made; or

(ii) If Tenant fails to pay any installment of Base Rent or Additional Rent or any other sum to be paid by Tenant within ten (10) days after it is due (any monetary amounts due Landlord pursuant to this Sublease Agreement shall be considered to be Additional Rent); or

(iii) If Tenant fails to remedy a default by it with respect to any of the other covenants, conditions and agreements contained herein or in any rider, exhibit or other addendum hereto, within thirty (30) days after notice thereof; provided, however, that if the default is of such a nature that it cannot reasonably be cured within thirty (30) days, the foregoing shall not be an Event of Default provided that Tenant: (A) within said thirty (30) day period delivers to Landlord written notice of its intention to cure; (B) commences the cure within said thirty (30) day period; and (C) diligently continues to prosecute the cure; and (D) completes the cure prior to the expiration of the applicable grace period under any Mortgage; or

(iv) If Tenant abandons or vacates the Leased Premises or ceases to conduct its business therein; provided, however, that the foregoing shall not constitute an Event of Default if and for so long as Tenant (A) notifies Landlord at least thirty (30) days prior to vacating the Leased Premises; and (B) continues to pay all Base Rent and Additional Rent due hereunder and to perform all of its obligations hereunder in timely fashion; and (C) pays increased insurance premiums, if any, occasioned by its vacating the Leased Premises; and (D) provides reasonable security measures for the Leased Premises reasonably satisfactory to Landlord; or

(v) If (A) a petition in bankruptcy is filed by Tenant, any guarantor, or any other person or entity that becomes liable for the performance of the obligations of Tenant (any guarantor or such other person or entity being a “Responsible Party’’), or (B) proceedings under any bankruptcy or debtor’s relief law or seeking the appointment of a receiver or similar relief are commenced against Tenant or a Responsible Party and are not dismissed within thirty (30) days, or (C) Tenant or a Responsible Party becomes insolvent or admits in writing its inability to pay its debts as they become due, or (D) proceedings are commenced by Tenant or a Responsible Party seeking the appointment of a receiver or similar relief.

(b) If an Event of Default shall occur, Landlord may, in addition to any other right or rights or damages which Landlord may have pursuant to subsection (c) below, serve a written three (3) days’ notice of cancellation of this Sublease Agreement upon Tenant, and upon the expiration of said three (3) days, this Sublease Agreement and the Term hereunder shall end and expire as fully and completely as if the date of expiration of such three (3) days period were the day herein definitely fixed for the end and expiration of this Sublease Agreement and the Term thereof, and Tenant shall then quit and surrender the Leased Premises to Landlord, but Tenant shall remain liable as hereinafter provided. If the three (3) day notice of cancellation shall have been given, and the Term shall expire as aforesaid, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Leased Premises shall be taken or occupied by someone other than Tenant, then and in either of such events Landlord may, without notice, re-enter the Leased Premises and dispossess Tenant and the legal representative of Tenant or other occupant of the Leased Premises by summary proceedings or otherwise, and remove their effects and hold the Leased Premises as if this Sublease Agreement had not been made, but Tenant shall remain liable hereunder as hereinafter provided.

(c) Should an Event of Default occur Landlord shall have the following options in addition to any rights or remedies set forth above:

(i) Landlord may collect from Tenant any other loss or damage Landlord may sustain by reason of any breach and any diminished value of the Leased Premises resulting from said breach;

(ii) in the event of a breach by Tenant of any of the covenants or provisions of this Sublease Agreement, Landlord shall have the right to enjoin any such; or

(iii) Landlord may cure such default by Tenant at Tenant’s expense, and upon completion of such cure by Landlord Tenant shall, upon demand and as Additional Rent, reimburse Landlord for all costs in connection therewith.

(d) Any and all rights and remedies which Landlord may have under this Sublease Agreement and any rider hereto attached and made a part hereof and at law or in equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more or all of such rights and remedies may be exercised at the same time. Notwithstanding anything contained herein to the contrary, Landlord hereby agrees, following the occurrence of an Event of Default, to use commercially reasonable efforts to mitigate its damages.

20. Failure to Insist on Strict Performance. The failure of either party to insist, in any one or more instances, upon strict performance of any covenant, term, provision or agreement of this Sublease Agreement shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect, notwithstanding any law, usage or custom to the contrary. The receipt by Landlord of Base Rent and/or Additional Rent with knowledge of the breach of any covenant or agreement hereunder shall not be deemed a waiver of the rights of Landlord with respect to such breach. No waiver by a party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the waiving party.

21. Surrender of Leased Premises.

(a) Tenant shall, upon the termination of this Sublease Agreement, by lapse of time or otherwise, return the Leased Premises to Landlord in as good condition as when received, loss by fire or other unavoidable casualty and reasonable wear and tear excepted. It is understood and agreed that the exception made as to “loss by fire or other unavoidable casualty” does not include damages, fires or casualties caused or contributed to by the act or neglect of Tenant, its servants, agents, employees, invitees or licensees, and not compensated for by insurance. Tenant shall surrender all keys to the Leased Premises and inform Landlord of all combinations on locks, safes and vaults therein.

(b) All installations, additions, fixtures, and permanent improvements in or upon the Leased Premises, whether placed there by Landlord or Tenant, including, without limitation, paneling, permanent partitions, railings, wall-to-wall carpeting and flooring, shall, at Landlord’s option, become the property of Landlord and shall remain upon the Leased Premises at the termination of this Sublease Agreement without compensation, allowance or credit to the Tenant. Notwithstanding the aforesaid, Tenant shall remove any or all installments, additions, fixtures (whether or not trade fixtures) and/or improvements if so directed by Landlord at least thirty (30) days prior to the expiration or termination of the Term and shall repair any damage caused by such removal. Unless Landlord otherwise directs at least thirty (30) days prior to the expiration or termination of the Term, Tenant shall remove all telecommunications and data cabling installed by Tenant and repair all damage caused thereby.

(c) Any furniture, equipment, machinery or movable property owned by Tenant and brought onto the Leased Premises during Tenant’s occupancy thereof and not removed at the termination of the Sublease Agreement shall be deemed to have been abandoned by Tenant and shall without any further act by Tenant, be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant and may be sold by Landlord or disposed of by Landlord as it sees fit. Any amount realized upon any such a sale shall be the property of Landlord. If Landlord directs Tenant to remove any or all of such property, Tenant shall remain liable for the cost of its removal and for the cost of restoring the Leased Premises after such removal.

(d) The provisions of this Section 21 shall survive the termination or expiration of this Sublease Agreement, for the period of one (1) year.

22. Holding Over. Should Tenant fail to vacate the Leased Premises at the termination hereof, such holding over shall operate and be construed to be a tenancy from month to month only, at a base monthly rental equal to the base monthly rental paid for the last month of the Term of this Sublease Agreement plus fifty percent (50%) of such amount, unless otherwise agreed in writing, plus Additional Rent as provided herein and otherwise subject to the conditions, obligations and provisions of this Sublease Agreement. No such holding over or payment or acceptance of Base Rent or Additional Rent resulting therefrom shall constitute or be deemed reconfirmation or renewal of this Sublease Agreement. Nothing in this Section 22 shall be construed as consent by Landlord to the possession of the Leased Premises after the expiration or termination of this Sublease Agreement.

23. Expenses and Attorneys’ Fees. Tenant shall pay to Landlord as Additional Rent hereunder all reasonable attorneys’ fees and expenses and all other expenses which may be incurred by Landlord (to the extent that same are not paid to Landlord pursuant to any insurance policies maintained by Tenant in accordance with this Sublease Agreement) in enforcing any of the obligations of Tenant under this Sublease Agreement or in any other litigation or dispute in which Landlord shall become involved through or because of Tenant’s use or occupancy of the Leased Premises, any action or omission of Tenant, or the breach of any representations, warranties, covenants or agreements of Tenant contained in or relating to this Sublease Agreement.

24. Assignment and Subletting.

(a) Tenant shall not, without the prior written consent of Landlord, Prime Landlord and each Mortgagee (if its Mortgage so requires), have the right to assign this Sublease Agreement, or sublet, or encumber the Leased Premises in whole or in part, or permit any other person or entity to occupy or use same, which consent shall not be unreasonably conditioned withheld or delayed. No attempted assignment or subletting, whether with the consent of Landlord, Prime Landlord and each Mortgagee whose consent is required or in violation of this Section 24, shall relieve the original Tenant from liability for payment of rent or other sums due hereunder, or from being bound by any of the terms, conditions, covenants and agreements of this Sublease Agreement. No partial assignment of this Sublease Agreement will be permitted without Landlord’s consent, which Landlord may grant or deny in Landlord’s sole discretion.

(b) In the event that Landlord consents to any assignment, Tenant shall pay to Landlord 100% of the amount paid by the assignee for the assignment [net of Tenant’s actual and reasonable costs for advertising, legal fees and broker’s commissions in connection therewith (“Costs”)]. In the event that Landlord consents to any sublease, Tenant shall pay to Landlord the amount, if any, by which the rentals thereunder exceed the rentals due from Tenant hereunder (net of Costs). Acceptance of rent from any other person or entity shall not be deemed a waiver of any of the provisions of this Sublease Agreement or to be a consent to the assignment of this Sublease Agreement or to the subletting, encumbrance or use or occupancy by another of the Leased Premises.

(c) In the event that Landlord, Prime Landlord and Mortgagees whose consent is required consent to any proposed assignment, subletting, encumbrance, or granting of a right of use or occupancy, such consent shall not be deemed to be a consent to any other or further assignment, subletting, encumbrance or granting of a right of use or occupancy.

25. Broker. The parties agree that this agreement was not brought about without the assistance of any broker. Each party shall indemnify the other with respect to the claim of any broker alleging to have acted on behalf of the indemnifying party.

26. Rules and Regulations. Tenant agrees to follow all rules and regulations set forth in Exhibit G attached hereto and such rules and regulations as may be promulgated from time to time by Landlord or Prime Landlord with respect to the Building and the Property.

27. Miscellaneous.

(a) This Sublease Agreement shall inure to the benefit of, and shall be binding upon, Landlord and Tenant, and their respective successors and assigns.

(b) This Sublease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the principles of conflicts of laws. Each party hereby irrevocably consents to the exclusive jurisdiction of the courts of the City of Buffalo, County of Erie and State of New York and of the federal courts located in the

Western District of New York for all purposes in connection with any action, suit or proceeding which arises out of or relates to this Sublease Agreement. To the fullest extent it may effectively do so under applicable law, each party hereby irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection which it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Tenant hereby waives the provision of Section 227 of the New York Real Property Law, or any law of like import now or hereafter in effect.

(d) All notices, certificates or other communications hereunder shall be addressed:

To Landlord:	Fort Schuyler Management Corporation
257 Fuller Road
Albany, New York 12203
Attn: Walter G. Barber

To Tenant:	Kinex Pharmaceuticals, Inc.
701 Ellicott Street
Buffalo, New York 14203
Attn:

or to such other person or address as Landlord or Tenant may hereafter direct by giving notice as provided herein. Notices shall be deemed to have been received upon the earlier to occur of (i) actual receipt or attempted delivery and refusal of the addressee to accept same (ii) on the first business day after the notice has been deposited with a recognized overnight courier or the third business day after the notice has been deposited in a mail box or office of the U.S. Postal Service, postage prepaid or (iii) upon receipt if sent by receipted facsimile followed by delivery by one of the methods set forth in (i) or (ii) above.

(e) This Sublease Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between Landlord and Tenant relating to the rental of the Leased Premises.

(f) If any clause, provision or Section of this Sublease Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or Section shall not affect any of the remaining provisions thereof.

(g) This Sublease Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

(h) Tenant does hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Sublease Agreement or the Leased Premises or any matters whatsoever arising out of or in any way connected with this Sublease Agreement.

(i) The provisions of this Sublease Agreement relating to indemnification and to waivers of a jury trial and the right of redemption shall survive the termination or expiration of this Sublease Agreement.

28. Construction. In this Sublease Agreement, unless the context otherwise requires:

(a) The terms “hereby”, “hereof’, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Sublease Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of the execution and delivery of this Sublease Agreement.

(b) Words of each gender shall mean and include correlative words of each other gender and words importing the singular number shall mean and include the plural number and vice versa.

(c) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, limited liability companies, and other legal entities, including public bodies, as well as natural persons.

(d) Any headings preceding the texts of the several Sections of this Sublease Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Sublease Agreement, nor shall they affect its meaning, construction or effect.

29. Force Majeure. This Sublease Agreement and the obligation of Tenant to pay Additional Rent hereunder and to perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall not be affected, impaired or excused because Landlord is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply, or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of a strike or labor trouble, or governmental preemption in connection with a National Emergency or in connection with any rule, order or regulation of any department or subdivision thereof or of any governmental agency, or by reason of the condition of supply and demand which have been or are affected by war or other emergency, or by weather conditions or by any other condition beyond the control of Landlord.

30. Memorandum of Lease. This Sublease Agreement shall not be recorded but at the request of either party, Landlord and Tenant shall execute a Memorandum of Lease which may be recorded in the Erie County Clerk’s Office.

31. Representation and Warranty of Authorization. Each party hereto represents and warrants to the other that the execution, delivery and performance of this Sublease Agreement and the consummation of the transactions herein contemplated have been duly authorized by all requisite action on the part of the that party and will not violate any provision of Law applicable to that party or the certificate of incorporation, by-laws, partnership agreement or operating agreement of the that party (as applicable).

32. Intentionally Omitted.

33. Financial Statements. Upon request, Tenant agrees to furnish to Landlord, Prime Landlord and each Mortgagee, a copy of the annual financial statements of Tenant (including balance sheets as at the end of such year, and the related statements of income, earnings, retained earnings and changes in financial position) for its most recently completed fiscal year, prepared, on a reviewed basis, in accordance with generally accepted accounting principles and practices, and reviewed by independent certified public accountants reasonably acceptable to the Mortgagees.

34. No Recourse. This Sublease Agreement shall be non-recourse to Landlord, and Tenant shall look only to Landlord’s equity in the Property in the event of any damages or claims which Tenant may assert against Landlord arising out of or in connection with this Sublease Agreement except those for which Landlord is specifically required to maintain insurance as provided in this Sublease Agreement, in which event Tenant may also look to any insurance proceeds received in connection therewith or to other assets of Landlord in the event Landlord breaches its obligation to maintain insurance.

35. Execution and Delivery of Sublease Agreement. In order to avoid delay, this Sublease Agreement has been prepared and submitted to Tenant by Landlord with the understanding that it shall not bind Landlord unless and until it is signed by Landlord and thereafter delivered to Tenant.

36. Heavy Equipment. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter or fixtures (“Heavy Equipment”) that exceeds the calculation in the following sentence into or out of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Floors 2 through 7 of the Building will be designed for a live load of 100 pounds per square foot, with live load reduction to accommodate flexibility in usage of the space. Live load reduction will not be permitted to exceed 35 pounds per square foot, for a minimum live load of 65 pounds per square foot. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with all applicable municipal rules and regulations applicable thereto, shall be subject to reasonable restrictions imposed by landlord and shall be done during such hours as Landlord may reasonably designate. Tenant shall deliver a set of plans and specifications, as required by Landlord, which must be approved by Landlord, prior to Landlord’s providing any consent to the movement of such Heavy Equipment into the Building.

37. Intentionally Omitted.

38. E-Mail Address. Tenant shall provide Landlord with the electronic mailing address of the person responsible for making Tenant’s payments of Additional Rent or other sums due under this Sublease Agreement and shall promptly notify Landlord of any changes thereto.

39. Obligations of Tenant. If Tenant fails to perform any of its obligations hereunder, Landlord may (but shall not be obligated to) perform same, and in such event, Tenant shall reimburse Landlord for the cost thereof, and said reimbursement shall be due and payable upon demand by Landlord and shall bear interest at the Interest Rate.

40. Signage. Tenant shall have the right to signage inside and outside the Building provided such signage is (i) consistent with Landlord’s overall sign plan and (ii) is approved by Landlord. Tenant shall be solely responsible for the cost of fabrication and installation of Tenant’s signage. If and for as long as Landlord maintains a Building directory, Landlord, at Tenant’s request, shall maintain listings on such directory of the name of Tenant.

41. Mutual Cooperation. It is the intention of Landlord and Tenant that Landlord shall consult with Tenant on a regular basis regarding the construction and occupancy of the Building by Tenant. Landlord shall provide regular updates to Tenant and shall consult with Tenant regarding the planning, design and construction of the Building, it being the intention of the parties hereto that Tenant’s input shall be obtained by Landlord in connection with the planning, design and construction of the Building. Notwithstanding the foregoing, nothing herein shall be deemed to require Tenant’s consent in connection with the planning, design and construction of the Building except for Tenant Improvements, to the extent required in this Sublease Agreement.

42. Special Provisions.

(a) Pursuant to the Ground Lease between Kaleida Properties, Inc., as landlord, and Prime Landlord’s predecessor in interest, as tenant, dated as of December 2, 2011 (the “Ground Lease”) pursuant to which Prime Landlord ground leases the Property, Landlord is obligated to include the following paragraph in all leases:

Tenant agrees that it will not engage in any uses of the Leased Premises except as expressly set forth herein, without the prior written consent of Prime Landlord and Kaleida Properties, Inc. (“Kaleida Prime Landlord”), Prime Landlord under that certain Ground Lease dated as of December 2, 2011 between Prime Landlord as tenant and Kaleida Properties, Inc. as landlord, which consent may be withheld or denied in accordance with the Terms of the Ground Lease. Tenant further agrees that Kaleida Prime Landlord is an intended third party beneficiary of the provisions of this Sublease Agreement defining and restricting the uses permitted hereunder. Accordingly, Kaleid Prime Landlord will have all rights and remedies available at law or in equity to enforce such provisions directly against Tenant or anyone claiming by or through Tenant. Furthermore, Tenant agrees that, notwithstanding anything set forth in this Lease, Tenant shall not violate any of the use restrictions set forth in Article IV of the Ground Lease, which use restrictions are also set forth in that certain Memorandum of Ground Lease recorded December 22, 2011 in the Erie County Clerk’s Office in Liber 11214 of deeds at page 4078, a copy of which is attached as Exhibit H.

(b) Notwithstanding anything in this Sublease Agreement to the contrary, Landlord shall not agree to any amendment, modification or supplement to the Ground Lease which reduces the existing term of the Ground Lease, increases rent payable thereunder, further restricts the permitted uses of the Building thereunder or otherwise materially decreases the rights or materially increases the responsibilities of the ground lessee thereunder, without the prior consent of Tenant during the term of this Sublease Agreement.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease Agreement as of the date first written above.

Landlord:	Fort Schuyler Management Corporation

By
Name: Walter G. Barber
Title: Chairman

Tenant:	Kinex Pharmaceuticals, Inc.

By
Name: Flint D. Besecker
Title: COO & Director

Sublease Agreement

STATE OF NEW YORK	)
SS:
COUNTY OF Erie )

On the 21 day of July in the year 2015, before me, the undersigned, a notary public in and for said state, personally appeared Flint D. Besecker, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acts, executed the instrument.

Notary Public

STATE OF NEW YORK	)
SS:
COUNTY OF Albany	)

On the 6 day of August in the year 2015, before me, the undersigned, a notary public in and for said state, personally appeared Walter G. Barber personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acts, executed the instrument.

Notary Public

Sublease Agreement

EXHIBITS

Exhibit A	Site Plan

Exhibit B	Floor Plan Showing Leased Premises

Exhibit C	Base Building Specifications

Exhibit D	Prime Landlord’s Services

Exhibit E	Electricity Rider

Exhibit F	Non-Disturbance Agreement

Exhibit G	Rules and Regulations

Exhibit H	Memorandum of Ground Lease

Exhibit A

Site Plan

KIDENEY ARCHITECTS
conventus
1001 MAIN STREET
Buffalo, New York 14203
SITE PLAN
C-101
GOODRICH STREET
HIGH STREET
MAIN STREET
ELLICOTT STREET
FUTURE WCHOB BY OTHERS
PROPOSED MEDICAL OFFICE BUILDING

Exhibit B

Floor Plan Showing Leased Premises

9/3/2014 4:00:04 PM

Occupant Area (Useable)

KEY

- Floor Service Area (Common)
- Major Vertical Penetration
- Occupant Area (Useable)

Interior Gross Area

Name	Area
Floor Service Area (Common)	1600 SF
Major Vertical Penetration	2294 SF
Occupant Area (Useable)	45593 SF
Grand total	49488 SF

Useable / Common Area

Name	Area
Floor Service Area (Common)	1600 SF
Occupant Area (Useable)	45593 SF
Grand total	47193 SF

KIDENEY ARCHITECTS

CONVENTUS

1001 MAIN STREET
BUFFALO, NEW YORK 14203

SIXTH FLOOR AREA PLAN

2008051.00	03/03/14
1" = 30'-0"	AREA 06
MRS	
GP

Exhibit C

Base Building Specifications

Compounding Isolator
ROOM AND EQUIPMENT LISTING
23-Jun-15
Rev 0

Location Information		Tests	Equipment	[illegible]	[illegible]	Environmental Conditions	Mechanical Utilities	Electrical Utilities	Comments
Room #	Location/Room Designation	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	Comments
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	

[illegible]

Compounding Isolator
ROOM AND EQUIPMENT LISTING
23-Jun-15
Rev 0

Room #	Location/Room Designation	[illegible]
[illegible]	[illegible]	[illegible]

Compounding Isolator
ROOM AND EQUIPMENT LISTING
23-Jun-15
Rev 0

Target
Information Needed

Location Information		Floor	Equipment	[illegible]	[illegible]	Environmental Conditions	Mechanical Utilities	Electrical Utilities	Comments
Room #	Location/Room Designation	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	Comments
	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Compounding Isolator
ROOM AND EQUIPMENT LISTING
[illegible]
Rev 0

Location Information		Size	Personnel		Equipment	Environmental Conditions	Mechanical Utilities	Electrical Utilities	Comments
Room #	Location/Room Designation								Comments

CONVENTUS BUILDING 1
FUTURE WOMEN'S & CHILDREN'S HOSPITAL 2
UNIVERSITY AT BUFFALO MEDICAL CAMPUS 3
GATES VASCULAR INSTITUTE
RESEARCH INSTITUTE OF ADDICTIONS
BUFFALO GENERAL MEDICAL CENTER

DEPARTMENT LEGEND

23897 SF	ADMINISTRATION
3499 SF	CIRCULATION
3718 SF	CORE
3463 SF	MECHANICAL
1644 SF	SHARED
11354 SF	TEST LABORATORY (PHASE 2 - NIC)

SIXTH FLOOR - DRAFT PROGRAMMING PLAN

CHA

KIDENEY ARCHITECTS, PC

NOT FOR CONSTRUCTION

CONVENTUS BUILDING SIXTH FLOOR - MERIDIAN INTERIOR BUILD-OUT

SIXTH FLOOR PLAN - DEPARTMENT SCHEME (FOR REFERENCE ONLY)

A100

1001 Main Street, Buffalo, NY

Shell & Core – Work Letter

CONTENTS
General Notes	Page 1

Site	Page 1

Parking	Page 1

Structure	Page 2

Exterior	Page 3

Interior	Pages 3 - 4

MEP&FP	Pages 5 - 7

General Notes

•	All aspects of the scope of work addressed herein will be in compliance with all applicable codes and accessibility standards.

Site

•	Storm Sewer

•	Sanitary Sewer

•	Potable Water

•	Natural Gas

•	Fire Line Water

•	Electric Service

•	Phone & Data

•	Landscaping

•	Site Lighting

Parking

•	Building users and tenants will have controlled access to 2 levels of below grade parking immediately below the building at market rates.

•	Direct access from parking to the 1st Floor lobby via vertical cores.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 1 of 7

Structure

•	Occupancy Category II; Seismic Design Category B.

•	Resistance to lateral wind and seismic forces will be provided by rigid frame action of the structural steel columns and beams. The lateral load-resisting frames will not extend to the perimeter of the building, but will be limited to the typical 30-foot by 30-foot bays, resulting in a lateral load-resisting “core” measuring approximately 120-feet by 180-feet.

•	Floor girders and beams located on the column centerlines will have moment connections to the columns. These connections are anticipated to have field-welded flange-to-column connections and field-bolted single-sided shear connections. To simplify steel fabrication, the building will be designed without special seismic steel detailing.

•	Floors 2 through 7 will be designed for a live load of 100 pounds per square foot, with live load reduction to accommodate flexibility in usage of the space. Live load reduction will not be permitted to exceed 35 pounds per square foot, for a minimum live load of 65 pounds per square foot.

•	The mechanical penthouse will be designed to safely support a live load of 150 pounds per square foot, or the actual mechanical unit weights, whichever is greater.

•	Roofs will be designed for code-required snow loads, including drifted snow, as applicable.

•	Additional loads for any green roof areas and roof mechanical units outside the penthouse will be added at the roof above the seventh floor and above the mechanical penthouse.

•	Supported floor construction on levels 2 through 7 will consist of 3,5-inch thick lightweight concrete over 2- inch, 20-gauge galvanized composite steel deck.

•	The concrete will be reinforced with 6x6 W2.1 x W2.1 welded wire fabric, or Novomesh 850 steel and polypropylene fiber reinforcing, as manufactured by Propex.

•	Typically, the floor beams will be 18 to 21 inches deep and spaced at 10-feet on center.

•	The girders will be approximately 24 to 27 Inches deep and will be located at the column centerlines.

•	Estimated steel weight for the typical bay / typical floor construction is 12 pounds per square foot. Sizes and weights will increase somewhat at the mechanical room floor.

•	Bar reinforcing will be Installed over the floor beams to resist cracking of the slab.

•	Beams will require cementitious spray fireproofing to meet anticipated fire-resistance requirements.

•	The deck construction will not require fireproofing.

•	Column bays will vary within the footprint, with the typical bay measuring 30-feet by 30-feet.

•	Columns will be nominally 14-inch deep. At the lower levels, the columns will likely measure approximately 16-inches square.

•	Bases will be considered pinned – transferring only axial and shear forces – to simplify coordination with the reinforced concrete columns of the below-grade parking garage. Bases will be exposed above the first floor slab and will likely measure 2-feet square.

•	Columns will require cementitious spray fireproofing.

•	Column splices are anticipated above the second, fourth, and mechanical penthouse floors.

•	Coatless connections (pedestrian bridges) to adjacent building are not in the scope of this building. Criteria for any future coatless connections will be established by the landlord. Loads from any future coatless connections to the north and to the south that comply with the aforementioned criteria will be accommodated by the superstructure of this building at specific designated locations at the 2nd Floor. Any proposed future coatless connections to this building must be approved by the landlord.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 2 of 7

Exterior

Thermal & Moisture

•	Exterior envelope which exceeds current NYS Energy Code requirements for thermal and moisture barriers.

•	insulated fully adhered TPO membrane roof.

•	Caulking of control and expansion joints, doors and windows.

Doors & Windows

•	Aluminum storefront doors at exterior 1st Floor entrances.

•	Aluminum storefront windows.

•	Exterior glazing will be low-E coated glass.

•	Steel doors at emergency exits in hollow metal frames.

Walls

•	Insulated composite metal panel.

Signage

•	Exterior building signage will be universally and easily identifiable as determined by design.

Entry

•	Entries at High Street and Main Street.

•	Drop-off on High Street.

INTERIOR

Doors & Windows

•	Tenant suite doors on the common corridor will be solid core wood with hollow metal frames; adjacent sidelights will be provided as determined by design.

•	Egress stairs will have hollow metal doors with hollow metal frames.

•	Public restrooms will have solid core wood doors with hollow metal frames.

•	Hollow metal door frames provided will be painted.

•	Door hardware will be of commercial quality and accessibility compliant.

•	Tenant doors and door hardware will be the building standard.

•	No windowsills are included; tenant windowsills will be the building standard.

Walls

•	Vertical shafts, public restrooms and common corridor partitions will be constructed with metal studs and gypsum wallboard.

•	Gypsum wallboard will be taped, sealed and painted only at public side of common corridors and at public restrooms.

•	Paints will be low to no VOC content.

•	Sound attenuation will be provided within the wall cavity of public restrooms only.

•	The interior face of exterior walls in tenant spaces will only be framed with metal studs; sound attenuation and gypsum wallboard will not be provided.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 3 of 7

•	The tenant side of common area partitions will only be framed with metal studs; sound attenuation and gypsum wallboard will not be provided.

•	At multi-tenanted floors only, fire-rated corridor passage partitions will be provided as required by code.

Columns

•	Columns in tenant spaces will be exposed and unfinished.

Cellings

•	Acoustic celling panels will be typical throughout common corridors, common passages and public restrooms.

•	Common nodes, such as elevator lobbies, will have finished ceilings.

•	Ceilings in tenant spaces will be exposed to the underside of slab above and unfinished.

Flooring and Bases

•	The 1st floor lobby will have ceramic tile and base.

•	Public restrooms will have ceramic tile and base.

•	Floors in tenant spaces will be broom-cleaned, steel troweled, unfinished concrete slab with no finish flooring.

Window Treatments

•	Tenant window treatments will be the building standard.

Signage

•	Interior building signage will be universally and easily identifiable as determined by design.

•	Tenant signage will be the building standard.

Vertical Cores

•	Egress stairs and public elevators will be provided as required by code.

•	Freight elevator adjacent to the Loading Dock area.

Public Restrooms

•	Typically, each above grade floor will have one men’s public restroom and one women’s public restroom.

•	No public restrooms are included on the 2nd and 3rd Floors, which are to be occupied by Kaleida, per Kalelda’s direction.

Janitors’ Closets

•	Each floor above grade will have one (1) custodial closet with mop-sink.

Loading Dock

•	There will be a loading dock off of Goodrich Street. The loading dock is provided with one 10’-0” wide by 14’-0’’ high overhead door and one 12’-0” wide by 14’-0” high overhead door. The loading dock bay provides space for a maximum 36’-0” long vehicle to be parked inside with the overhead door closed. A 2’-0” elevated dock is provided along with a delivery ramp. The space will be conditioned during the winter months with unit heaters.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 4 of 7

MEP&FP

HVAC

•	Ceiling mounted high efficiency water-to-air heat-pumps will be provided for heating and air conditioning of all Common Area Spaces. Dedicated heat pumps will be provided to address heat gains from data and electrical equipment.

•	Water-to-water heat pumps will be provided to supply warm glycol to under slab piping for snow melting of the parking garage entry ramp.

•	High efficiency boilers and cooling towers, located on the roof, will add heat to and reject heat from the heat pump loop to maintain optimal loop temperature.

•	Variable speed heat-pump loop pumps, located in the mechanical penthouse, will circulate water through piping risers that will have branches to serve tenant spaces valved and capped at each floor. Distribution piping at each floor will be provided under tenant fit-out.

•	Ventilation air will be supplied and conditioned by two (2) roof mounted heat recovery air handling units with variable speed supply and exhaust fans. Supply and exhaust duct risers will be provided to feed each floor. Ventilation air will be ducted from the risers directly to each space under tenant fit-out.

•	Variable speed supply and exhaust fans will provide ventilation for the Parking Garage. The fans will be controlled by carbon monoxide (CO) and nitrogen dioxide (NO2) sensors.

•	An Energy Management System (EMS) will be provided for automatic temperature control, energy management, lighting control and other mechanical and electrical system monitoring and alarms as well as recording and monitoring all building and tenant electric power and water.

•	Stairwell pressurization fans and associated ductwork will be provided as necessary for a High Rise Building.

•	A separate exhaust system may be provided for Copy and Fax Machine Rooms, Janitors Closets and other chemical storage spaces in order to meet LEED requirements.

Plumbing/Fire Protection

•	A domestic cold water service will be provided from the City of Buffalo Municipal Main. Upon entering the building a main house meter and backflow preventers will be installed on the First Floor.

•	A variable speed pressure booster system will be provided to supply cold water mains throughout.

•	Stacked Public Toilet Rooms and common spaces will have cold water piping as required. Point of use instantaneous electric water heaters located on each floor will provide domestic hot water.

•	Water will be provided as necessary for make-up water to central mechanical equipment such as cooling towers, etc.

•	Domestic Hot Water will be provided by point of use electric water heaters for core and shell. Tenants will provide point of use electric water heaters of gas fired heaters from tenant supplied utility meters in location as established by the building owner.

•	Cold water risers will be provided at each floor with valves and caps for future development of fit-outs (sub- metering for Tenant consumption will be provided by the tenant at the connection to each riser.)

•	Soil, waste and vent piping from the facility will connect to the City of Buffalo Municipal sewers at High Street and connect to all Shell and Core plumbing fixtures and equipment in the common spaces.

•	Multiple soil, waste and vent stacks will be provided to all floors for connection and development of tenant spaces.

•	The Parking Floors will have drains to collect any water from outside sources and direct it to sump pits with pumping systems discharging the storm water to the municipal sewer system in Goodrich and High Streets.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 5 of 7

•	The foundation drainage system will collect and direct water to sump pits located in each corner of the lowest parking level. Each sump pit will have sump pumps to discharge the water to the municipal sewer system in Goodrich and High Streets.

•	Natural gas will be provided from a street main and connect to a meter setting located within a louvered meter alcove near the northeast corner of the facility on Goodrich Street, Gas piping will be connected to gas fired equipment used for the facility heating system and space will be provided within the meter alcove to accommodate the tenant’s natural gas utility meters.

•	A fire water service will be provided to the facility from the City of Buffalo water main located in the street. A double detector check valve assembly will be installed just inside the building wall to provide backflow protection for the city water supply and will be located on the First Floor.

•	An electric fire pump fed from the emergency generator will be provided to deliver water at the flow and pressure required.

•	A wet standpipe system will be installed in the stair-halls and selected areas as required for proper hose coverage of all parts of the floors.

•	An automatic wet type sprinkler system will be provided on all occupied floors with all valves and alarms In accordance with NFPA #13, The Parking Floors and all unheated spaces will be provided with dry type sprinkler systems Including air compressors, valves and alarms in accordance with NFPA #13.

•	Medical gas systems are not provided as part of the Shell and Core.

Electrical

•	A National Grid 23kV spot network service will be provided with three (3) 1500kVA Transformers for N + 1 operation in a below grade transformer vault on the northwest side of the building on Goodrich Street.

•	A Collector Bus Room and Power Distribution Room will be located on Parking Level 1 directly in line with the transformer vaults.

•	A nominal 4000 ampere secondary metered service at 480Y/277 volt, 3-phase, 4-wire will be provided.

•	Two (2) 480Y/277 volt switchboards will provide normal power for Parking up to the Seventh Floor.

•	Two (2) 750kVA 208Y/120 volt Unit Substations will provide power for the Parking up to the Seventh Floor and Penthouse.

•	A 480Y/277 volt switchboard located in the Penthouse will provide power for Mechanical Penthouse.

•	The fire pump service connection will be directly connected off a 480 Volt Collector Bus.

•	Power will be provided for all Shell and Core common areas for lighting, receptacle loads, and mechanical equipment.

•	Two (2) vertical 480Y/277 volt bus ducts and two (2) vertical 208Y/120 volt bus ducts located in Electrical Rooms at north and south stair locations will be provided on each floor for tenant use. Bus ducts will include provisions only for the tenants feeder circuit breakers to plug in. Each tenant feeder will be monitored and recorded utilizing current transformers for tenant usage of lighting, heat pumps, receptacles, miscellaneous equipment, power, etc.

•	Three (3) indoor 500kW diesel standby generators located in the Penthouse will be supplied by a 2,000 gallon double walled fuel tank (8 hours run time) located below grade. The generator paralleling gear includes provisions for a fourth generator which will be provided for future tenant fit-out.

•	Emergency power will be provided for: Egress lighting, fire alarm systems, access control/security/duress system, generator room lighting and accessories and fire pump, etc.

•	Emergency 480Y/277 volt and 208Y/120 volt distribution panels in two (2) stair locations will be provided on each floor for Shell and Core use.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 6 of 7

•	Legally required emergency branch 480Y/277 volt distribution will be provided for elevators, sewage ejector, sump pumps stairwell pressurization, water booster System, data processing and communications equipment, etc.

•	Two (2) vertical 480Y/277 volt bus ducts located In the north and south Electrical Rooms will be provided on each floor for optional stand-by emergency power for tenant use.

•	The interior Building Shell and Core lighting will consist of high efficiency and efficacy fluorescent and LED luminaires in the following common areas; Lobby, Stairwells, Corridors, Passages, Public Rest Rooms, Electrical/Mechanical Rooms, Loading Dock/Receiving, Parking Garage, Management Offices, Temporary Lighting in Fit-out Areas, site illumination and building facade illumination. Unless otherwise specifically requested by the Owner, it is planned to utilize light fixtures that qualify for NYSERDA incentives.

•	Energy saving lighting control will consist of the following; tri-level or bi-level switching, occupancy sensor control, day-lighting controls and centrally time controlled from the Building Management System (BMS). Each tenant fit-out will be required to meet the Building Standards for Lighting Controls.

•	All Interior and exterior illumination levels will meet the recommended illumination levels as published by the Illuminating Engineering Society (IES).

•	The lighting power budget will be below that set by the Energy Conservation Construction Code of New York State and ASHRAE 90.1 to achieve LEED Credits.

•	The interior tenant fit-out lighting will consist of building standard style luminaires in all tenant spaces with exterior windows. This will make the interior lighting appear uniform from the street.

•	All other tenant fit-out lighting will be required to meet or exceed an established luminaire high efficiency and efficacy in order to meet the U.S. Green Building Council’s LEED Gold Program.

•	All means of egress emergency lighting will be powered from the emergency source.

•	Fire alarm system will be point addressable type and full smoke detection provided in the means of egress, storage areas, telephone equipment, Data Rooms, Mechanical Rooms, Electrical Rooms, Elevator Lobby shaft, etc. Audio speaker/visual and visual only devices will be provided in all public areas. Manual pullstations will be located at each exit stair on each floor.

•	Air handling unit supply and return duct smoke sensors will be provided along with return duct smoke sensors at each floor. Each floor will have a centrally located terminal cabinet. Fire Alarm Control Panel (FACP) will be provided as required and will be connected in a loop with fiber optic cable.

•	The main Fire Alarm Graphic Command Center will be located in the security area located in the Main Lobby. Due to the building being a High Rise classification the fire alarm system is required to also include for emergency voice evacuation, stairwell pressurization system, fire command center on First Floor, fire fighter’s two-way radio repeater, AHU controls, ATS annunciation, generator annunciation, etc.

•	Close circuit television surveillance will be provided for exterior perimeter, parking level, main lobby, elevator lobby on each floor, main corridors on each floor, etc.

•	The main Telecommunications Room will be located on Parking Level 1 on the west side of the Building. This will be the demark location for telephone service, internet service, television service, etc.

•	Internet service pathways only will be provided to Tele/Data Rooms at two (2) locations on each floor.

•	Cable television service pathways only will be provided to Tele/Data Rooms at two (2) locations on each floor.

•	Telephone service (Verizon) pathways only will be provided to Tele/Data Rooms at two (2) locations on each floor.

•	Lightning protection will be provided for the building including surge protection on the main distribution switchboards and Branch Distribution Panel boards.

Conventus at 1001 Main | Shell & Core Work Letter | September 26, 2014	Page 7 of 7

Exhibit D

Landlord’s Services

EXHIBIT D

Landlord’s Services

1. Repairs to, replacements of and maintenance for the roof and repairs to and maintenance of elevators (if applicable) of the Building, as needed in the reasonable judgment of Landlord unless caused by the misuse or negligence of Tenant, its employees or invitees.

2. Repairs to and replacements of those components of the HVAC, plumbing, water, electrical and sprinkler (if any) systems which extend beyond the Leased Premises or which serve both the Leased Premises and other portions of the Building, as needed in the reasonable judgment of Landlord unless caused by the misuse or negligence of Tenant, its employees or invitees, and maintenance contracts for the routine maintenance of the HVAC system.

3. Snow plowing; parking lot lighting, striping and maintenance; landscaping; garbage removal, maintenance of fences (if any); lawn and yard care; maintenance of Building exterior and Building sign (if any); exterior window cleaning; cleaning and maintenance of, repairs to, utilities for and cleaning and janitorial services for any common hallways, lobbies, elevators, entrances, walks and restrooms and other areas of facilities which service both the Leased Premises and other portions of the Building.

4. Any security guard or the installation and maintenance of any security system which Landlord may, at its option, elect to provide (it being understood that Landlord shall not be required to provide either a security guard or security system).

5. Insurance policies providing coverage for (a) fire, casualty and extended risk for the Building for the full replacement value thereof or such lesser amount as Landlord may elect and is acceptable to the Mortgagees, (b) liability of Landlord for personal injury and property damage caused by occurrences on or connected with the Property, (c) loss of rent by Landlord for twelve (12) months following fire or casualty damage and (d) such other insurance or coverage as may be required by any Mortgagee or is desired by Landlord and is in Landlord’s opinion, prudent for the Property.

Exhibit E

ELECTRICITY RIDER

(a) Landlord and Tenant acknowledge and agree that there is one existing electrical “check” or “sub” meter serving the Leased Premises. Tenant shall, at its sole cost and expense, maintain, repair and replace such electrical meter during the term of the Lease. Tenant shall pay for its own utilities, including electricity, as shown on such meter(s) as and when bills are rendered.

(b) Tenant shall furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Leased Premises, at Tenant’s expense. Tenant shall also pay for the cost of electricity consumed by any air conditioning equipment located in or servicing the Leased Premises, irrespective of whether any such equipment is located in the Leased Premises or in any other portion of the Building, The term “air conditioning equipment” as used herein shall be deemed to include, without limitation, all components and auxiliary equipment used in connection with the Supplemental A/C System, and the A/C System including Tenant’s pro rata share of the cost of the electricity (or other utility) for the operation of the cooling tower(s) used in connection therewith.

(c) Tenant’s use of electric energy in the Leased Premises shall not at any time exceed the capacity of any of the electrical conductors, machinery and equipment in or otherwise serving the Leased Premises. In order to ensure that such capacity is not exceeded and to avert possible adverse effects upon the Building’s electric service, Tenant shall not, without Landlord’s prior written consent in each instance, connect any additional fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant’s machinery, appliances or equipment, or the electric system of the Leased Premises existing on the Commencement Date hereof. Should Landlord grant such consent, all additional risers and/or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand.

(d) Landlord shall not be liable for any loss, damage or expense or in any other way to Tenant for any failure, interruption or defect of any kind in the supply or character of electric service furnished to the Leased Premises by reason of any requirements of law, act or omission of the utility serving the Building (including without limitation the Current Service Provider and any Alternate Service Provider (as each such term is hereinafter defined)) or for any other reason, nor shall there be any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business.

(e) Landlord shall have the right at any time and from time to time during the term, to the extent permitted by law, to either contract for electricity service with the current utility company providing electricity service to the Building (the “Current Service Provider”) or to contract for service from an alternate company or companies providing comparable electricity service (each an “Alternate Service Provider”). Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider at all times, and as reasonably necessary, to allow Landlord, Current Service Provider and any Alternate Service Provider reasonable access to any and all electric lines, feeders, wiring and other machinery within the Leased Premises, subject to the restriction and limitations on Landlord’s access to the Leased Premises expressly set forth in this Lease. Tenant may not utilize the services of any Alternate Service Provider, and no such Alternate Service Provider shall be permitted to provide service to Tenant or to install its lines or other equipment within the Building, without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Tenant shall pay Landlord its pro-rata share of electricity usage based on usage evidenced by the “sub” or “check” meter serving the Leased Premises. Tenant shall pay Landlord within ten (10) days after receipt of a bill from Landlord for Tenant’s electricity usage

(f) If any tax is imposed upon Landlord with respect to electrical energy furnished as a service to Tenant by any federal, state, municipal or other authority, Tenant covenants and agrees that unless prohibited by law or applicable regulations, Tenant’s pro rata share of such taxes, shall be reimbursed by Tenant to Landlord within ten (10) days after being billed therefor.

Exhibit F

Non-Disturbance Agreement

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

New York

AGREEMENT dated as of the      day of             , 20        , between                     , a                      whose address is                      (“Tenant”), and M&T BANK, a New York banking corporation with its principal banking office at One M&T Plaza, Buffalo, NY 14203. Attention: Office of General Counsel (the “Mortgagee”).

WHEREAS,                    , a                      whose address is                      (“Landlord”), owns the real property located at                      (such real property, including all buildings, improvements, structures and fixtures located thereon, “Landlord’s Premises”), as more particularly described in Schedule A;

WHEREAS, Mortgagee has made or will be making a loan to Landlord in the original principal amount of$          as the loan may be modified or amended from time to time (the “Loan”);

WHEREAS, to secure the Loan, Landlord has encumbered Landlord’s premises by entering into a mortgage dated on or about                     , 19        / 20         in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time the “Mortgage”) recorded on                     , 19         /20        , at Book         , Page         , in the Official Records of the County of                     , State of New York or to be recorded in such Land Records (the “Land Records”);

WHEREAS, pursuant to a Lease dated as of                     , 19         / 20        , as such lease may have been, or may be amended from time to time (the “Lease’), Landlord demised to Tenant all or a portion of Landlord’s Premises (“Tenant’s Premises”) effective as of                     , 19        /20        . Tenant’s Premises are commonly known as                     ;

WHEREAS, ☐ (check and complete if appropriate) a memorandum of the Lease is to be recorded in the Land Records prior to the

recording of this Agreement or was recorded in the Land Records on                     , 19        /20        , at Book         , Page        ; and

WHEREAS, Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Mortgagee agree as follows:

1. DEFINITIONS.

The following terms shall have the following meanings for purposes of this Agreement:

1.1 “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition or other improvements or work at Landlord’s Premises, including Tenant’s Premises. Construction-Related Obligations shall not include: (a) reconstruction or repair following fire, casualty or condemnation; or (b) day-to-day maintenance and repairs.

1.2 “ Foreclosure Event” means (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3 “ Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

CM-025 NY (11/06)		© M&T Bank, 2006

1

1.4 “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenants other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord’s breach or default under the Lease.

1.5 “Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6 “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7 “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

2. SUBORDINATION. The Lease and all of Tenant’s rights thereunder shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgage, and all indebtedness secured by the Mortgage.

3. NONDISTURBANCE, RECOGNITION AND ATTORNMENT.

3.1 No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

3.2 Nondisturbance and Attornment. If the Lease has not been terminated on account of an Event of Default by Tenant, then, when Successor Landlord takes title to Landlord’s Premises (“Attornment Date”): (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant

3.3 Further Documentation. The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon request by either of them.

4. PROTECTION OF SUCCESSOR LANDLORD. Notwithstanding anything to the contrary in the Lease or the Mortgage, neither Mortgagee nor the Successor Landlord shall be liable for or bound by any of the following matters:

4.1 Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the Attornment Date, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the Attornment Date. The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the Attornment Date; or (b) Successor Landlord’s obligation to correct any conditions that existed as of the Attornment Date and violate Successor Landlord’s obligations as Landlord under the Lease.

4.2 Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty days before the date such Rent was first due and payable under the Lease with respect to any period after the Attornment Date other than, and only to the extent that, the Lease expressly required such a prepayment.

4.3 Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant; or (b) with respect to any security deposited with Former Landlord. This paragraph is not intended to apply to Landlord’s obligation to make any payment that constitutes a “Construction-Related Obligation”.

4.4 A Modification, Amendment, or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Mortgagee’s written consent.

CM-025 NY (11/06)		© M&T Bank, 2006

2

4.5 Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

4.6 Construction-Related Obligations. Any Construction-Related Obligation of Former Landlord, except as expressly provided for in Schedule B (if any) attached to this Agreement.

5. EXCULPATION OF SUCCESSOR LANDLORD. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or is successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds, Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

6. MORTGAGEE’S RIGHT TO CURE.

6.1 Notice to Mortgagee. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

6.2 Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord, Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.

6.3 Extended Cure Period. In addition, as to any breach or default by Landlord the cure of which requires possession and control of Landlord’s Premises, provided only that Mortgagee undertakes to Tenant by written notice to Tenant within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time (the “Extended Cure Period”) as Mortgagee may reasonably require to either (a) obtain possessions and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity; or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7. CONFIRMATION OF FACTS. Tenant represents to Mortgagee and to any Successor Landlord, in each case as of the date of this Agreement (“Effective Date”):

7.1 Effectiveness of Lease. The Lease is in full force and effect, has not been modified, and constitutes the entire agreement between Landlord and Tenant relating to Tenant’s Premises. Tenant has no interest in Landlord’s Premises except pursuant to the Lease. No unfulfilled conditions exist to Tenant’s obligations under the Lease.

7.2 Rent. Tenant has not paid any Rent that is first due and payable under the Lease after the Effective Date.

7.3 No Landlord Default. To the best of Tenant’s knowledge, no breach or default by Landlord exists and no event has occurred that, with the giving of notice, the passage of time, or both, would constitute such a breach or default.

7.4 No Tenant Default. Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease.

7.5 No Termination. Tenant has not commenced any action nor sent or received any notice to terminate the Lease. Tenant has no presently exercisable Termination Right(s) or Offset Right(s).

7.6 Commencement Date. The “Commencement Date” of the Lease was     , 19    /20    .

CM-025 NY (11/06)		© M&T Bank, 2006

3

7.7 Acceptance. Except as set forth in Schedule B (if any) attached to this Agreement: (a) Tenant has accepted possession of Tenant’s Premises; and (b) Landlord has performed all Construction-Related Obligations related to Tenant’s initial occupancy of Tenant’s Premises and Tenant has accepted such performance by Landlord.

7.8 No Transfer. Tenant has not transferred, encumbered, mortgaged, assigned, conveyed or otherwise disposed of the Lease or any interest therein, other than sublease(s) made in compliance with the Lease.

7.9 Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

8. TENANT COVENANTS. Tenant covenants with the Mortgagee that now and continuing as long as the Mortgage shall remain unsatisfied of record as follows:

8.1 Rent Payment Notices. From and after Tenant’s receipt of written notice from Mortgagee (a “Rent Payment Notice”), Tenant shall pay all Rent to Mortgagee or as Mortgagee shall direct in writing, until such time as Mortgagee directs otherwise in writing. Tenant shall comply with any Rent Payment Notice notwithstanding any contrary instruction, direction or assertion from Landlord. Mortgagee’s delivery to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to: (a) cause Mortgagee to succeed to or to assume any obligations or responsibilities as Landlord under the Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until any attornment as occurred pursuant to this Agreement; or (b) relieve Landlord of any obligations under the Lease.

8.2 Tenant shall not subordinate the Lease to the lien of any other mortgage other than the Mortgage in favor of the Mortgagee.

8.3 If requested by the Mortgagee or the Successor Landlord, Tenant shall deliver to Mortgagee or the Successor Landlord (as the case may be) the same periodic deliveries (e.g., updated financial reports, updated estoppel certificates) it delivers to Landlord pursuant to the Lease.

9. MISCELLANEOUS.

9.1 Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to any party (at the address on page one). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this agreement.

9.2 Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns, if Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

9.3 Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage. Mortgagee confirms that Mortgagee has consented to Landlord’s entering into the Lease.

9.4 Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

9.5 Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of New York, excluding its principles of conflicts of laws. TENANT HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE THE MORTGAGEE MAINTAINS A BRANCH, AND CONSENTS THAT THE MORTGAGEE MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT TENANT’S ADDRESS SET FORTH ABOVE. Tenant acknowledges and agrees that the venue provided above is the most convenient forum for both the Mortgagee and Tenant. Tenant waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

CM-025 NY (11/06)		© M&T Bank, 2006

4

9.6 Miscellaneous. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee’s entry into this Agreement has been duly authorized by all necessary actions. No provisions of this Agreement may be amended, waived or modified except by an instrument in writing signed by the party to be bound. The headings and captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or the intent of any provision or section of this Agreement and shall not be deemed to have any substantive effect. Inapplicability or unenforceability of any provisions of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

9.8 No Agency Relationship. The Mortgagee is not the agent or representative of Landlord and this Agreement shall not make the Mortgagee liable to materialmen, contractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Landlord=s Premises, or for debts or claims accruing to such parties against Landlord and there is no contractual relationship, either expressed or implied, between the Mortgagee and any materialmen, subcontractors, craftsmen, laborers, or any other person supplying any work, labor or materials for the Improvements.

9.9 WAIVER OF JURY TRIAL. TENANT AND THE MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY EACH WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO. TENANT REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE MORTGAGEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT THE MORTGAGEE WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. THE TENANT ACKNOWLEDGES THAT THE MORTGAGEE HAS BEEN INDUCED TO ACCEPT THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the first date set forth above.

By:
Signature of Witness	Name:
Title:
Typed Name of Witness

M&T BANK

By:
Signature of Witness	Name:
Title:
Typed Name of Witness

CM-025 NY (11/06)		© M&T Bank, 2006

5

Landlord Consent

Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the above Agreement.

Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instruction or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice, Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease. Landlord hereby releases Tenant from, and shall indemnify and hold Tenant harmless from and against, any and all loss, claim, damage, liability, cost or expense (including payment of reasonable attorneys’ fees and disbursements) arising from any claim based upon Tenant’s compliance with any Rent Payment Notice. Landlord shall look solely to Mortgagee with respect to any claims Landlord may have on account of an incorrect or wrongful Rent Payment Notice.

LANDLORD

By:
Signature of Witness	Name:
Title:
Typed Name of Witness

Dated: , 20

Guarantor Consent

Each of the undersigned, a guarantor of Tenant’s obligations under the Lease (a “Guarantor”), consents to Tenant’s execution, delivery and performance of the foregoing Agreement. From and after any attornment pursuant to the foregoing Agreement, that certain Guaranty dated              , 19     /20     (the “Guaranty”) executed by Guarantor in favor of                      shall automatically benefit and be enforceable by Successor Landlord with respect to Tenant’s obligations under the Lease as affected by the foregoing Agreement. Successor Landlord’s rights under the Guaranty shall not be subject to any defense, offset, claim, counterclaim, reduction or abatement of any kind resulting from any act, omission or waiver by any Former Landlord for which Successor Landlord would, pursuant to the foregoing Agreement, not be liable or answerable after an attornment. The foregoing does not limit any waivers or other provisions contained in the Guaranty. Guarantor confirms that the Guaranty is in full force and effect and Guarantor presently has no offset, defense (other than any arising from actual payment or performance by Tenant, which payment or performance would bind a Successor Landlord under the foregoing Agreement), claim, counterclaim, reduction, deduction or abatement against Guarantor’s obligations under the Guaranty.

GUARANTOR

By:
Signature of Witness	Name:
Title:
Typed Name of Witness

Dated: , 20

CM-025 NY (11/06)		© M&T Bank, 2006

6

ACKNOWLEDGMENT

(Tenant)

STATE OF NEW YORK	)
: SS.
COUNTY OF	)

On the      day of             , in the year 20    , before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, (the individuals), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

ACKNOWLEDGMENT

(Mortgagee)

STATE OF NEW YORK	)
: SS.
COUNTY OF	)

On the      day of             , in the year 20    , before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

ACKNOWLEDGMENT

(Guarantor)

STATE OF NEW YORK	)
: SS.
COUNTY OF	)

On the      day of             , in the year 20    , before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

ACKNOWLEDGMENT

(Landlord)

STATE OF NEW YORK	)
: SS.
COUNTY OF	)

On the      day of             , in the year 20    , before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(its), and that by his/her/their signatures) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

CM-025 NY (11/06)		© M&T Bank, 2006

7

SCHEDULE A

DESCRIPTION OF LANDLORD’S PREMISES

ALL THAT CERTAIN REAL PROPERTY lying, being and situated in the City of                     , County of                     , and State of New York, more particularly described as follows.

CM-025 NY (11/06)		© M&T Bank, 2006

8

SCHEDULE B

CONSTRUCTION-RELATED OBLIGATIONS

Construction-Related Obligations remaining to be performed as of             , 19    /20    , if any

[Summarize and Describe]

Successor Landlord’s Construction-Related Obligations after attornment, if any:

[Negotiate and Describe]

CM-025 NY (11/06)		© M&T Bank, 2006

9

Exhibit G

Rules and Regulations

Exhibit G

RULES AND REGULATIONS

1. The rights of tenants in the entrances, corridors, elevators and escalators of the Building are limited to ingress and egress for the tenants and their employees, licensees and invitees, and no tenant shall use the entrances, corridors, escalators or elevators for any other purpose, Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators (if any), elevators, fire exits or stairways of the Building. The Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

2. Landlord may refuse admission to the Building outside of Normal Business Hours to any person not known to the watchman, in charge or not having a pass issued by the Landlord or the tenant whose premises are to be entered or not otherwise properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of the tenant Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule. Canvassing, soliciting or peddling in the Building Is prohibited, and every tenant shall cooperate to prevent the same.

3. No tenant shall obtain or accept for use in its premises towel, barbering, boot blacking, floor polishing, lighting maintenance or other similar services from any persons not authorized by Landlord in writing to furnish such services, provided that the charges for such services by persons authorized by Landlord are not excessive and, where appropriate and consonant with the security and proper operation of the Building, sufficient persons are so authorized for the same service to provide tenants with a reasonable competitive selection. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such reasonable regulations as may be fixed by Landlord.

4. The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant as additional rent.

5. No lettering, sign, advertisement, notice or object shall be displayed in or on, the exterior windows or doors, or on the outside of any tenant’s premises without the prior written consent of Landlord. The inscription of the name of the tenant on the door of the tenant’s premises shall be done by Landlord at the Tenant’s expense; any other listings shall be at the discretion of Landlord.

6. No awnings or other projections over or around the outside of any windows shall be installed by any tenant, Linoleum, tile or other floor covering shall be laid in a tenant’s premises only in a manner approved by Landlord.

7. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon a tenant’s premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall determine. The moving of safes and other heavy objects shall take place only outside of ordinary business hours upon previous notice to Landlord, and the persons employed to move the same in and out of the Building shall be reasonably acceptable to Landlord and, if so required by law, shall hold a Master Rigger’s license, Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the premises only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building.

8. No machines or mechanical equipment of any kind, other than ordinary business machines or equipment related to tenants’ medical practice, if applicable, may be installed or operated in any tenant’s premises without Landlord’s prior written consent, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants, Machines and mechanical equipment which may be permitted to be installed and maintained by such tenant shall be installed and maintained so as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

9. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of the Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant, and no cooking (exclusive of microwave ovens) shall be done in any tenant’s premises, except as expressly approved by Landlord. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference. No dangerous, flammable, combustible or explosive object or material shall be brought into the Building by any tenant or with the permission of any tenant.

10. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect, unless such addition, change or alteration is made at tenant’s expense and, upon making same, a key or keys to the additional, changed or altered lock or bolt is delivered to Landlord. Upon the termination of a tenant’s lease, all keys of the tenant’s premises and toilet rooms shall he delivered to Landlord.

12. All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use.

13. Hand trucks not equipped with rubber tires and side guards or other means of protecting against damage to the Building shall not be used within the Building.

14. All windows in each tenant’s premises shall be kept closed and all blinds therein above the ground floor shall be closed when and as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises.

15. A directory in a conspicuous place, and containing the names of the tenants in the Building will be provided by Landlord. Changes, alterations or additions in lettering upon the directory, and upon doors within the tenants’ respective premises, when required, will be made for the tenants by Landlord at the respective tenant’s expense.

16. The Landlord reserves the right to make such other and further reasonable rules and regulations, or make changes in the same, as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein, provided that such additional rules and regulations (a) shall not unreasonably restrict Tenant’s use of the Leased Premises or the nature of Tenant’s business, (b) shall not limit any of the services already provided by the Landlord and (c) shall be provided to Tenant in writing prior to being implemented or enforced.

17. Except as an aid to the handicapped, no dogs or other animals, reptiles or birds will be allowed in the Building.

18. Landlord shall have the light to designate one or more areas on the Property for smoking. Tenant shall restrict its employees and visitors from smoking in any areas other than those designated by Landlord for such purpose. Landlord may, from time to tune, change the designated smoking area(s).

19. Except in the ordinary course of its business and in strict compliance with all applicable Laws, Tenant shall not bring or permit to be brought or kept in or on the Leased Premises, Building, or surrounding yards, areas, or parking lots any inflammable, combustible, or explosive or otherwise hazardous fluid, material, chemical or substance or cause or permit any odors to permeate in or emanate therefrom.

20. Tenants may accept deliveries via the building loading dock. Delivery and the transport of received items to the tenant space must be scheduled to occur either before 8:00 a.m. or after 6:00 p.m. on weekdays or before or after established business hours on weekends. All deliveries must be scheduled and coordinated by the tenant with the Landlord’s designated Property Management Representative. The tenant must contact the Landlord’s designated property management representative regarding the scheduling of any deliveries between 8:00 a.m. and 6:00 p.m. on weekdays or during established business hours on weekends. Deliveries must be broken down at the loading dock into a size that can be easily transported to the tenant space on a dolly cart approved by the Landlord’s designated Property Management Representative. The use of pallet jacks is prohibited. The tenant shall be responsible to provide all necessary protection of finishes for the transport of the delivery from the loading dock to the tenant space. The tenant will be responsible to pay for the repair of any damages caused by the transport of the delivery from the loading dock to the tenant space. The Landlord’s designated property management representative will assess any damages and will coordinate any needed repair work.

21. All capitalized terms set forth in this Exhibit E shall be as defined in the Lease.

Exhibit H

Memorandum of Ground Lease

076494.00000 Business 12305717v13

ERIE COUNTY CLERK’S OFFICE

County Clerk’s Recording Page

Return to:	Book Type:	D Book: 11214 Page: 4078
BOX 139	Page Count:	7
	Doc Type:	LEASE/MEMO
	Rec Date:	12/22/2011
	Rec Tim:	12:45:21 PM
Party 1:	Control #:	2011258809
KALEIDA PROPERTIES INC	UserlD:	Danielle
	Receipt#:	11182404
Party 2:	Document Sequence Number
FLC 50 HIGH STREET CORPORATION	TT2011008173

Recording Fees:		Consideration Amount: 1.00

Fee 1	$55.00	BASIC	0
Fee 2	$1.00	SONYMA	0
COE STATE $14.25 GEN	$14.25	ADDL	0
COE STATE $4.75 RM	$4.75	NFTA MT	$0.00
TP584	$10.00	TRANSFER	$0.00
		NFTA TT	$0.00

Total: $85.00

STATE OF NEW YORK

ERIE COUNTY CLERK’S OFFICE

WARNING – THIS SHEET CONSTITUTES THE CLERK’S ENDORSEMENT REQUIRED BY SECTION 319&316-a (5) OF THE REAL PROPERTY LAW OF THE STATE OF NEW YORK. DO NOT DETACH. THIS IS NOT A BILL.

Christopher L. Jacobs

COUNTY CLERK

Book11214/Page4078	Page 1 of 7

MEMORANDUM OF GROUND LEASE

NAME AND ADDRESS OF LANDLORD:

Kaleida Properties Inc.

726 Exchange Street, Suite 200

Buffalo, New York 14210

NAME AND ADDRESS OF TENANT:

F.L.C. 50 High Street Corporation

350 Essjay Road

Williamsville, New York 14221

DATE OF EXECUTION OF LEASE:

December 2, 2011

DESCRIPTION OF DEMISED PREMISES IN THE FORM CONTAINED IN THE LEASE:

Approximately 61,226 square feet of land more particularly described on Exhibit A attached hereto.

DATE OF COMMENCEMENT OF LEASE TERM:

The original term of the Lease commenced on December 2, 2011.

DATE OF TERMINATION OF LEASE TERM:

The original term of the Lease shall terminate on the last day of the forty ninth lease year after the rent commencement date as set forth the lease.

RENEWAL TERMS: None

USE RESTRICTIONS: The lease contains the following provisions as to uses of the premises:

Tenant may use the Premises for medical office, related services and other ancillary uses, subject to the terms set forth below. Ancillary uses shall include general office use, retail shops, parking facilities, hotel, residential, recreational, child care and restaurants servicing patients, tenants, guests, invitees and the general public.

Notwithstanding the foregoing, Tenant shall not lease retail space to a Subtenant for use as a pharmacy for the retail sale to the public of prescription and non-prescription medications (a “Retail Pharmacy”) only for so long as Landlord or a wholly owned subsidiary of Landlord solely owns and operates such Retail Pharmacy and such Retail Pharmacy is open for

Book11214/Page4079	Page 2 of 7

business to the general public within the Premises. Landlord must notify Tenant in writing prior to the commencement of construction of the Tenant’s Improvements whether or not it intends to operate a Retail Pharmacy within the Premises. In the event the Retail Pharmacy is not owned and operated solely by Landlord or a wholly owned affiliate of Landlord, Landlord’s right to operate a Retail Pharmacy within the Premises shall immediately terminate and the Retail Pharmacy operated by Landlord shall immediately close. In the event the Retail Pharmacy otherwise ceases operations for any reason (except to the extent resulting damage or destruction pursuant to Article XXIV below) Landlord’s right to operate a Retail Pharmacy within the Premises shall immediately terminate.

Tenant shall not lease space within the Premises: (i) to physicians, physician practice groups or other medical providers (“Competing Medical Providers”) employed by, or involved in any contractual relationship with, a hospital corporation directly competing for patients with Landlord or with Kaleida Health, a New York State not for profit corporation (“Kaleida”) (“Competing Hospital Provider”) unless such Competing Physician Providers are also employed by Kaleida Health, Great Lakes Health, General Physicians, P. C., or any subsidiary professional corporation of General Physicians, P. C. or an affiliate of any of the foregoing, (ii) to a Competing Hospital Provider, (iii) to others providing outpatient medical services (“Outpatient Medical Services”) offered by Kaleida within the Medical Campus (“Competing Outpatient Services”, as defined below). A prospective Subtenant shall be considered to be providing Competing Outpatient Services to the extent the primary use or any significant ancillary use proposed by such prospective Subtenant is being provided by Kaleida within the Medical Campus at the time a Proposed Use Summary (defined below) is submitted to Landlord for its approval and such primary or ancillary use would be competing directly with the service then being provided by Kaleida. By way of example only, it shall not be considered a significant ancillary use if a physician or medical provider is drawing blood from his/her patients incidental to his/her practice or, if, in the regular course of practice, a physician or medical provider provides limited diagnostic testing through the use of such portable diagnostic tools as a portable sonogram.

The prohibition against Tenant subleasing space within the Premises to Competing Medical Providers, to Competing Hospital Providers, or to others providing Competing Outpatient Services, as set forth in (i) through (iii) above shall terminate if Kaleida does not own or operate a major hospital facility within the Medical Campus, as shall the restrictions set forth below.

Notwithstanding the foregoing, Tenant may sublease space within the Premises to (A) medical providers offering medical services at the Medical Campus as of the Effective Date or, (B) if Landlord or Kaleida (or an affiliate thereof) ceases to sublease at least 85,000 square feet of rentable square feet at the Premises, to any medical provider other than a Competing Medial Provider or a Competing Hospital Provider, but in such case, only for uses other than the following: (i) a diagnostic therapeutic imaging center, (ii) surgery, other than “Outpatient Surgery”, as defined below, (iii) urgent care, (iv) emergency services, (v) birthing of babies, (vi) pediatric in-patient invasive services, (vii) dedicated center for performance of gastrointestinal procedures, or (viii) ambulatory surgical centers, being defined as a service organized to provide those surgical procedures which need to be performed for safety reasons in an operating room on anesthetized patients requiring a stay of less than 24 hours. “Outpatient Surgery” is defined as a

Book11214/Page4080	Page 3 of 7

procedure which may be performed on an outpatient basis, is a diagnostic test or treatment, including certain surgical procedures, that carries a low patient risk, requires minimal pre- and post-procedure observation and treatment, is not likely to be time consuming or followed by complications, and is not associated with a condition which would require hospitalization.

Provided Kaleida owns, controls or operates a full service hospital facility at the Medical Campus, Tenant shall not sell the Tenant’s Improvements or assign its rights pursuant to this Lease to a Competing Medical Provider, a Competing Hospital Provider, or to a party providing Competing Outpatient Services.

Each of the Subleases into which Tenant enters at the Premises will contain the following language: “Tenant agrees that it will not engage in any uses of the premises except as expressly set forth herein, without the prior written consent of Landlord and Prime Landlord, which consent may be withheld or denied in accordance with the Terms of the Prime Lease. Tenant further agrees that Prime Landlord is an intended third party beneficiary of the provisions of this Lease defining and restricting the uses permitted hereunder. Accordingly, Prime Landlord will have all rights and remedies available at law or in equity to enforce such provisions directly against Tenant or anyone claiming by or through Tenant”.

Book11214/Page4081	Page 4 of 7

IN WITNESS WHEREOF, the parties hereto have respectively executed this Memorandum of Lease as of this 2nd day of December, 2011.

LANDLORD:
KALEIDA PROPERTIES INC.

By:
Name:	Joseph M. Kessler
Title:	EVP and CFO

TENANT:
F.L.C. 50 HIGH STREET CORPORATION

By:
Name:	Frank L. Ciminelli
Title:	President

Book11214/Page4082	Page 5 of 7

ACKNOWLEDGMENT

STATE OF New York	)
:ss. Amherst
COUNTY OF Erie	)

On the 2nd day of December, in the year 2011, before me, the undersigned, a notary public in and for said state, personally appeared Joseph Kessler, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF New York	)
:ss.Amherst
COUNTY OF Erie	)

On the 2nd day of December, in the year 2011, before me, the undersigned, a notary public in and for said state, personally appeared Frank Ciminelli, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

026342/00009 Business 8794288v1
Book11214/Page4083	Page 6 of 7

Exhibit A

(Suggested Description)	1.402±Acres

Job No. 7669-C

ALL THAT TRACT OR PARCEL OF LAND situate in the City of Buffalo, County of Erie, State of New York, and Being part of Lot 29, Township 11, Range 6 of the Holland Land Company survey (so-called), bounded and described as follows:

BEGINNING AT the intersection of the east line of Main Street and the south line of Goodrich Street;

RUNNING THENCE: Easterly, along the south line of Goodrich Street, a distance of 191.58 feet to a point:

RUNNING THENCE: Southerly, at an interior angle of 89°-46° with the last described line, a distance of 274, 85 foot to a point on the north line of High street;

RUNNING THENCE: Westerly, along the north lice of High Street and at an interior angle of 90°-16°-10” with the last described line, a distance of 281.96 feet to the POINT OR PLACE OF BEGINNING containing 1,402 Acres, be the same , more or less.

SUBJECT to assessment, rights of way and restrictions of record.

026342/00009 Business 8716276v7	- 44 -

Book11214/Page4084	Page 7 of 7